Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259706

Supplement No. 10

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England  & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class  A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class  A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c)  up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class  A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no. 10 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 8, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2022

Commission File Number: 001-40752

RENEW ENERGY GLOBAL PLC

(Translation of registrant’s name into English)

C/O Vistra (UK) Ltd 3rd Floor

11-12 St James’s Square London SW1Y 4LB

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Other Events

ReNew will invest approximately $138 million for its 51% stake in a 400 MW Round the Clock (RTC) project and receive EPC margins for the development of the project. The current estimated cost of the project is $1.35 billion and the increase from the previous estimate of $1.2 billion is primarily due to (a) EPC margins in line with industry trends that would accrue to ReNew; (b) an increase in estimated capex due to inflation, and (c) an increase in taxes that is expected to be recovered through an increase in tariff over the 25 year PPA. Apart from procurement of major wind turbine components, ReNew and its affiliates would undertake all other major EPC works, amounting to an estimated ~US$ 612 million, for the RTC project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 8, 2022	RENEW ENERGY GLOBAL PLC

	By	/s/ Samir Rai
		Name:	Samir Rai
		Title:	Company Secretary